Exhibit 10.8

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is effective as of March 31, 2005 by and among Instinet Group Incorporated, a corporation organized under the laws of the State of Delaware (“Buyer”), Bridge Trading Company, a corporation organized under the laws of the State of Delaware (the “Company”), and Reuters America LLC, a limited liability company organized under the laws of the State of Delaware (“Reuters”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Reuters C LLC, a corporation organized under the laws of the State of Delaware (“Seller”), and Reuters Limited, a corporation organized under the laws of England and Wales, have entered into a Stock Purchase Agreement, dated as of February 28, 2005, as may be amended from time to time (the “Purchase Agreement”), pursuant to which Buyer shall purchase from Seller all of the issued and outstanding shares of capital stock of the Company for the consideration and on the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, prior to consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), the Company received certain services from Reuters, which is an affiliate of Seller; and

WHEREAS, each of the parties hereto desires that Reuters or its affiliates continue to provide certain of these services to the Company following the Closing on the terms and conditions hereafter set forth; and

WHEREAS, in consideration of the benefits that Buyer will receive from the provision of such services to the Company, Buyer will pay Reuters for such services on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Buyer, the Company and Reuters hereby agrees as follows:

1.	The Services

1.1

Subject to the terms and conditions herein, Reuters agrees that it or one or more of its affiliates (any such entity, a “Reuters Entity”) or any other person that is providing, or may from time to time provide, the same or similar services for Reuters (each, a “Third Party Service Provider” and together with each of the applicable Reuters Entities, a “Service Provider”) will provide or cause to be provided to the Company the services described on, and for the period set forth on, the schedules attached hereto (the “Schedules”). Such services shall be referred to in this Agreement collectively as the “Services” and individually as a “Service.” Except as otherwise expressly provided herein, all Services will be provided as of the Closing.

1.2	Except as otherwise stated herein; (i) if a Service being provided hereunder is maintained for any Reuters Entity’s internal use, such Service shall be provided hereunder in a manner consistent with the standard in effect from time to time at which such Service is maintained for such own internal use; (ii) if such Service being provided hereunder is no longer maintained for any Reuters Entity’s own internal use, such Service shall be provided in a manner consistent with the standard at which such Service was maintained for such own internal use prior to the date on which such Service was discontinued; and (iii) if such Service is being provided by a Third Party Service Provider and such Service is not maintained for any Reuters Entity’s own internal use, such Service shall be provided in a manner consistent with the standards (if any) set forth on the applicable Schedule attached hereto. If Reuters believes in its sole reasonable judgment, that it is unable, either directly, through a Reuters Entity or a Third Party Service Provider, to provide any one or more of the Services due to the impracticability of providing such Service, the parties hereto shall cooperate to determine an alternative approach.

1.3	The Buyer and the Company shall use their reasonable best efforts, in connection with receiving the Services, to follow the policies, procedures and practices of the Service Providers in effect as of the applicable date, including providing any reasonably necessary documentation and information sufficient for any Service Provider to perform the Services and making available, as reasonably requested by any Service Provider, all necessary cooperation, sufficient resources and timely decisions, approvals and acceptances to permit the Service Provider to meet its obligations hereunder. If Buyer or Company fail to meet their obligations in Section 2 or this Section 1, and a Service Provider is unable to provide Services in connection therewith, then such Service Provider shall not be deemed in breach of this Agreement for such inability to the extent caused by such failure of Buyer or Company.

1.4	If Reuters causes any Services to be provided hereunder by a Third Party Service Provider, Buyer and/or the Company shall, if required by such Third Party Service Provider, enter into an agreement with such Third Party Service Provider with respect to such Services, subject to the terms and conditions of this Agreement.

1.5

Buyer and the Company hereby acknowledge and agree that the Services provided to the Company hereunder are transitional in nature and that any Service Provider may make changes from time to time in the manner of performing one or more Services, subject to the terms and conditions in the applicable Schedule, if any. In the event any Service Provider makes changes to any Service maintained for a Reuters Entity’s own internal use, then Reuters shall have the option to have similar changes made in the same or similar Services provided hereunder.

Reuters shall, or shall cause the relevant Service Provider to give the Company reasonable notice of any such change in the Services provided hereunder.

1.6	Buyer and/or the Company shall obtain all consents, licenses, sublicenses or approvals necessary to permit any Service Provider to provide the Services hereunder. Buyer or the Company shall pay all fees and expenses relating to such consents, licenses, sublicenses or approvals. No Service Provider shall have any obligation to provide Services hereunder until all necessary consents, licenses, sublicenses or approval are obtained.

1.7	In providing any of the Services hereunder, no Reuters Entity or Third Party Service Provider shall be obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee or (iii) purchase, lease or license any additional equipment or assets.

1.8	It is understood and agreed that no Reuters Entity shall be obligated to perform, or cause any Third Party Service Provider to perform, any Services in a volume or quantity which exceeds the historical volumes or quantities of such services performed for the Company. No Reuters Entity shall be required to perform or cause any Third Party Service Provider to perform any of the Services for the benefit of any third party or any other entity other than the Company.

2.	Licenses

2.1	Buyer and the Company hereby grant to each Service Provider a non-exclusive, non-sublicensable, non-transferable, royalty-free license to any Intellectual Property (as defined in the Purchase Agreement) and any and all hardware, equipment, systems and related items, that are owned or (where either of them has the right to grant such license hereunder or can procure such right without any material costs) used by either of them, as is reasonably necessary for any Service Provider to provide the Services hereunder. Such license is granted solely for the term of this Agreement for the sole purpose of enabling such Service Provider to provide such applicable Service(s). Such Service Provider shall not use or disclose such license for any purpose unrelated to the provision of the applicable Service(s), except as required by applicable statute, law, rule or regulation.

2.2	Buyer and Company shall provide the Service Providers and their employees, agents, consultants and contractors reasonable access at reasonable times to facilities, hardware, equipment, systems, Intellectual Property and related items and personnel of Buyer and the Company, at no cost to any Service Provider, as is reasonably necessary in order for such Service Provider to provide such Services pursuant to the terms hereof; provided, however, that Reuters shall ensure that all reasonable efforts are made to avoid and mitigate any interruption of or interference with Buyer’s and the Company’s business activities.

2.3	Subject to Section 1.6, in connection with the Service(s) referenced in the Schedules, Reuters hereby grants to the Company a non-exclusive, non-

sublicensable and non-transferable license to use all hardware, equipment and software reasonably necessary for the Company to use such Service(s). Such license is granted solely for the term of this Agreement for the sole purpose of enabling the Company to use such applicable Service(s). The Company and Buyer shall not use or disclose such license for any purpose unrelated to use of the applicable Service(s), except as required by applicable statute, law, rule or regulation.

3.	Rates and Charges

3.1	Buyer shall pay Reuters or, to the extent required by any Third Party Service Provider, such Third Party Service Provider, for each Service provided by any Service Provider at the rate set forth in the Schedule relating to such Service during the term applicable to such Service.

4.	Invoices

4.1	All amounts due to Service Providers from Buyer and the Company for the Services shall be billed monthly by Reuters (or, to the extent required by any Third Party Service Provider, by such Third Party Service Provider) in arrears. All items on invoices shall be payable by Buyer and the Company in United States currency within 30 days from the date of receipt of the invoice. All amounts are subject to interest charges of 1-1/2 percent that will accrue daily as of the payment due date.

4.2	Buyer and Company shall be responsible for any sales, use, value added, federal excise, withholding, utility, gross receipts, state and local surcharges, and all other similar taxes, charges or levies lawfully levied by a duly constituted taxing authority against, upon or in respect of the Services (except for taxes on the net income of any Service Provider and franchise taxes imposed on such Service Provider by the jurisdiction under the laws of which such Service Provider is organized or has its place of business), unless such taxes, charges or levies are imposed by reason of a Service Provider’s failure to complete and deliver to Buyer or Company from time to time, so long as it is eligible to do so, any form required by a taxing authority or reasonably requested by Buyer or Company in order to secure an exemption from, or reduction in, such taxes, charges or levies.

5.	Relationship Among the Parties

5.1	The employees, agents or representatives of any Service Provider providing services to the Company under this Agreement shall not be deemed employees, agents or representatives of the Company or Buyer. Similarly, the employees, agents or representatives of the Company or Buyer shall not be deemed employees, agents or representatives of any Service Provider. Neither party, nor its employees, agents or representatives, is authorized to act on behalf of or to bind any other party in any manner whatsoever. The provisions of this Agreement shall not be interpreted as creating any kind of joint venture, partnership or other association between (i) the Company or Buyer, on one hand, and any Service Provider, on the other hand, or (ii) any Reuters Entity, on one hand, and any Third Party Service Provider, on the other hand.

5.2	Each of Buyer and the Company acknowledges that the Reuters Entities are not in the business of providing the Services to third parties. With respect to such Services, it is understood and agreed by each of Buyer and the Company that such Services are being provided at Buyer’s request and solely to accommodate Buyer and the Company during the transitional period following the Closing.

6.	Representations and Warranties of Reuters

6.1	Reuters is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Reuters has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2	The execution, delivery and performance by Reuters of this Agreement and the consummation by Reuters of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Reuters and, assuming that this Agreement is a legal, valid and binding obligation of each of the other parties hereto, is a legal, valid and binding obligation of Reuters, enforceable against Reuters in accordance with its terms.

7.	Termination by Buyer

7.1	Buyer may terminate in advance one or more Services being provided by any Service Provider hereunder by giving Reuters and any other relevant Service Provider, as the case may be, written notice at least 20 days prior to the effective date of such termination, with no liability to any Service Provider other than for charges for such Service provided prior to the effective date of such termination and/or for non-refundable charges that such Service Provider has incurred in connection with such Service

7.2

Buyer may terminate this Agreement if Reuters has materially failed to perform or comply with or has materially violated any term or condition of this Agreement, or has materially failed to comply with any of its obligations under this

Agreement, and has failed to cure such violation or failure to comply within 20 days after receiving written notice thereof from Buyer.

8.	Termination by Reuters

8.1	Reuters shall have the right to terminate this Agreement prior to its expiration, effective immediately upon notice to Buyer or the Company, if:

(a)	Buyer or the Company have failed to pay any invoice when due, and Reuters has provided Buyer and Company with written notice thereof, and Buyer and Company have not cured any such default within 10 additional Business Days;

(b)	Buyer or the Company has materially failed to perform or comply with or has materially violated any term or condition of this Agreement, or has materially failed to comply with any of its obligations under this Agreement, and has failed to cure such violation or failure to comply within 20 days after receiving written notice thereof from Reuters; or

(c)	Buyer or the Company becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors or admits in writing its inability to pay debts when due.

9.	Term; Expiration of Term

9.1	Except where a shorter term is set forth on Schedule A for a particular Service, the term of this Agreement shall commence as of the Closing and shall remain in effect until December 31, 2005 (the “Term”), unless earlier terminated with respect to all Services or with respect to any one or more Services, in each case, in accordance with this Agreement. The Service Provider shall have no obligation to renew or extend this Agreement or any Service provided hereunder.

9.2	Sections 5, 9.2, 9.3, 10, 11, 12 and 13 shall survive termination of this Agreement.

9.3	Upon termination of this Agreement or the earlier termination of any Service(s) hereunder, Buyer and the Company shall be obligated to return to Reuters, and Reuters shall be obligated to return to Company, as soon as is reasonably practicable, any equipment, hardware or other property thereof relating to the Service(s) which is in the Buyer’s or the Company’s control or possession or Reuters’ control or possession, as applicable.

10.	Limitations of Liability

10.1

In no event shall any party hereto (or any Third Party Service Provider) be liable to any other party hereto (or any Third Party Service Provider) for indirect, incidental, consequential, exemplary, reliance or special damages, including without limitation damages for lost profits, regardless of the form of action, whether in contract, indemnity, warranty, strict liability or tort, and whether or not caused by or resulting from negligence, willful misconduct or breach of any obligation of any kind, with respect to this Agreement or the Services provided hereunder.

10.2	Without limiting any other provision in this Section 10, the liability of any Service Provider to Company and Buyer for any damages resulting from the failure of such Service Provider to provide any Services to Company hereunder shall be limited to the lesser of (a) Company’s incremental out-of-pocket cost of performing such Services itself and (b) Company’s incremental out-of-pocket cost of obtaining such service from a third party; provided that Company and Buyer shall exercise all reasonable efforts under the circumstances to minimize the cost of any such alternative to such Services by selecting a cost-effective alternative which provides the functional equivalent of the Services replaced. Notwithstanding anything herein to the contrary, in no event shall any party hereto (or any Third Party Service Provider) be liable under this Agreement for an aggregate amount in excess of the aggregate amount received by Reuters from Buyer and/or Company in respect of the Services rendered hereunder.

10.3	Without limiting any other provision in this Section 10, the sole responsibility of any Reuters Entity (or any Third Party Service Provider) to Buyer and Company for errors or omissions in the Services provided hereunder shall be to use its commercially reasonable efforts to make such Services available and/or to resume performing the Services as promptly as reasonably practicable or to furnish corrected information or adjustment to such Services; provided that Company shall promptly advise Reuters and any Third Party Service Provider of any such errors or omissions.

10.4	BUYER AND COMPANY EXPRESSLY ACKNOWLEDGE THAT THE SERVICE PROVIDERS DO NOT MAKE AND HEREBY EXPRESSLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES (IN EACH CASE, EXPRESS OR IMPLIED) WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION, ANY OF THE FOREGOING RELATING TO MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, SUITABILITY, QUALITY, RELIABILITY, ADEQUACY, ACCURACY OR VALUE, OR THE VALUE OF ANY RESULTS TO BE GENERATED THEREFROM. THE SERVICES ARE PROVIDED HEREUNDER SOLELY ON AN “AS IS” BASIS.

11.	Confidentiality

11.1

Reuters, on the one hand, and Buyer and Company, on the other hand, agree to maintain in strict confidence all Confidential Information (as defined below) of the other party hereto. No party shall, without prior written consent of the other party, use the other party’s Confidential Information for any purpose other than to perform under this Agreement, or disclose, divulge, communicate, reveal, share, provide access to, copy, distribute, publish or transfer such other party’s Confidential Information to any person, whether directly or indirectly, except to any Service Provider and only to the extent necessary for the performance of its duties and obligations, and the exercise of its rights, under this Agreement. Each party shall use, and shall cause all authorized recipients of the other party’s Confidential Information to use, the same degree of care to protect such party’s Confidential Information as it uses to protect its own Confidential Information, but in any event not less than a reasonable degree of care.

11.2	“Confidential Information” means, with respect to any party, the terms of this Agreement and any and all non-public, confidential and proprietary information of such party, including, without limitation, that relating to network designs and design recommendations, tools and programs, pricing, customers, methods, processes, financial data, software, code, applications, research, development, employees, strategic plans or related information. Confidential Information shall not include information that:

(a)	is already rightfully known to the receiving party at the time it is obtained by such party, free from any obligation to keep such information confidential;

(b)	is or becomes publicly known through no wrongful act of the receiving party;

(c)	is rightfully received by the receiving party from a third party without restriction and without breach of this Agreement; or

(d)	is required to be disclosed pursuant to applicable law, statute, regulation, rule, court order, subpoena or judicial process, provided that the receiving party shall promptly as reasonably practicable inform the disclosing party of any such requirement, disclose no more information than is so required, and cooperate with all attempts by the disclosing party to obtain a protective order or similar treatment.

11.3	Notwithstanding Section 11.1, Buyer and Company may disclose the Confidential Information of Reuters, and Reuters may disclose the Confidential Information of Buyer or the Company, to: (a) its employees and the employees, directors and officers of its affiliates as necessary to implement this Agreement; (b) employees, agents or representatives of the other parties hereto as necessary to implement this Agreement, or (c) other persons (including counsel, consultants, lessors or managers of facilities or equipment used by such party) in need of access to such information for purposes specifically related to either party’s responsibilities under this Agreement, provided that any disclosure of Confidential Information under clause (c) shall be subject to the appropriate assurances that the recipient of such information shall hold it in strict confidence in accordance with the terms of this Agreement. The receiving party shall be liable for any unauthorized use or disclosure of Confidential Information by any of the foregoing persons.

11.4	Upon termination or expiration of this Agreement, the receiving party shall promptly cease, and not thereafter commence, any and all use of such Confidential Information of the disclosing party.

11.5	At any time upon the request of the disclosing party, the receiving party shall promptly return all Confidential Information (including any copies, extracts and summaries thereof, in whatever form and medium recorded) to the disclosing party or, at the disclosing party’s option and upon such disclosing party’s written request, shall promptly destroy or delete it and provide such disclosing party with written certification of such destruction or deletion.

11.6	The parties hereto will maintain documentation relating to the information and Services contemplated by the Schedules and cooperate with each other in making such information available as may be required in connection with any tax audit, whether in the United States or any other jurisdiction or country.

11.7	Each party hereby acknowledges that any violation of this Section 11 could cause irreparable harm, the amount of which may be difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each party, therefore, agrees that a party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Section and for any other equitable relief which may then be available, without posting any bond or other security. This right shall be in addition to any other remedy available in law or equity.

12.	Force Majeure

12.1	Notwithstanding anything herein to the contrary, in no event shall any Service Provider be liable to Buyer or Company for any failure to perform hereunder that is due to war, riots, embargoes, strikes or other concerted acts of workers (whether of a party hereto or of others), casualties, accidents or other causes to the extent that such failure and the consequences thereof are reasonably beyond the control of such Service Provider (any such event, occurrence or condition, a “Force Majeure”).

12.2

If Reuters cannot promptly provide a suitable temporary alternative to a Service subject to an interruption in connection with the existence of a Force Majeure, upon written notice to Reuters, Company and Buyer may, at its option and at its own cost, contract with one or more third parties for any or all affected Services for the shortest commercially available period likely to cover the reasonably expected duration of the interruption, and may suspend the provision of such Services by the applicable Service Provider for such period; provided that Company and Buyer shall exercise all reasonable efforts under the circumstances to minimize the cost of any such alternative to such Services by selecting a cost-effective alternative which provides the functional equivalent of the Services replaced. Reuters shall not charge Buyer or Company for any Services thus suspended during the period of suspension. The applicable Service provider shall resume provision of the suspended Services upon the later of the termination or expiration of Buyer’s legally binding commitments under contracts with third parties for alternative services or the cessation or remedy of the Force Majeure.

13.	Miscellaneous.

13.1	No Third-Party Beneficiaries. Except for the foregoing, this Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any person or entity (other than the parties) any legal or equitable rights hereunder.

13.2	Entire Agreement. This Agreement (including the Schedules, which are hereby incorporated in the terms of this Agreement and made a part hereof) sets forth the entire understanding and agreement among the parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the parties with respect to the subject matter hereof.

13.3	Succession and Assignment. In the event of a permitted assignment hereunder, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer and the Company may not assign or sublicense (whether by operation of law, merger, change of control or otherwise) this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Reuters in its sole discretion; provided that Buyer or Company may assign, without Reuters’ prior written approval, all (but not part) of its rights hereunder to any of its Affiliates in connection with the transfer or assignment of the Company and/or all or substantially all of the Company’s business to such Affiliate; provided, further, that any such assignment shall not relieve Buyer or the Company, as the case may be, of any obligation hereunder. Any attempted action in violation of the foregoing shall be null and void ab initio and of no force and effect.

13.4	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.5	Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

If to Reuters:	Reuters America LLC 717 Office Parkway St. Louis, MO 63141

Attention: Jim Fox, SVP Finance Business

Services – The Americas

Telephone: +1-314-468-3478

Facsimile: +1-314-468-4328

with a copy to:

Reuters America LLC

The Reuters Building

3 Times Square

New York, NY 10036

Attention: General Counsel

Telephone: 646-223-4200

Facsimile: 646-223-4250

If to Buyer or Company:

Instinet Group Incorporated

3 Times Square

New York, New York 10036

Attention: Paul A. Merolla

Telephone: (212) 310-7548

Facsimile: (212) 593-8040

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Yvette Teofan, Esq.

Telephone: (212) 225-2636

Facsimile: (212) 225-3999

or to such other address as a party may specify by notice from time to time in writing to the other parties in the manner specified in this Section.

13.7	Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver Of Jury Trial.

(a)	THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)

Each party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. §1441. Each party irrevocably waives any objection to the venue of the courts designated in this Section 13.7 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

(c)	Each party hereby agrees to at all times maintain an agent to receive service of process in the State of New York. The foregoing shall not affect, limit or prevent the parties from serving process in any other manner permitted by law.

(d)	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.8	Waivers and Amendments. No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same is in writing and is signed by Buyer and Reuters. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by Buyer and Reuters.

13.9	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.10	Expenses. Except as otherwise provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the date first above written.

INSTINET GROUP INCORPORATED

By:	/s/ John F. Fay
Name: John F. Fay
Title: CFO

BRIDGE TRADING COMPANY

By:	/s/ Jeffrey D. Kuntze
Name: Jeffrey D. Kuntze
Title: SVP-CFO

REUTERS AMERICA LLC

By:	/s/ Russell Haworth
Name: Russell Haworth
Title: Attorney-in-Fact

SCHEDULE A

SCHEDULE OF TRANSITION SERVICES

SCHEDULE B

DETAIL OF CERTAIN TECHNOLOGY SERVICES